Exhibit 99.1

Granite Falls Energy, LLC
Press Release
January 17, 2007

Granite Falls Energy, LLC (“Granite Falls”) of Granite Falls, Minnesota recently received a Notice of Violation from the Minnesota Pollution Control Agency (“MPCA”) notifying Granite Falls of alleged violations discovered by the MPCA staff during its inspection of the plant in August 2006 and relating to permit amendments filed by Granite Falls that same month. The Notice of Violation requires Granite Falls to take immediate corrective actions and provides the company with an opportunity to respond to the alleged violations.

Granite Falls is currently in the process of responding to the MPCA’s Notice of Violation and rectifying the environmental and permitting concerns of the MPCA. However, until the MPCA and Granite Falls have addressed the alleged violations, Granite Falls is taking a number of corrective actions, which include slowing the plant’s production level from an annual rate of 52.6 million gallons of denatured ethanol to an annual rate of 47.2 million gallons of denatured ethanol and temporarily discontinuing the production of modified wet distillers grains (wet cake), one of its co-products. Granite Falls has begun negotiations with the MPCA regarding the Notice of Violations as Granite Falls does not believe that all of the alleged violations are warranted.

Granite Falls is unsure as to when the ethanol plant will be able to return to a level of production exceeding 47.2 million gallons of denatured ethanol per year, but is actively pursuing all courses of action that will enable the plant to return to full production capacity as soon as possible.